Exhibit 99.1

NEWS

Veeco Instruments Inc., 100 Sunnyside Blvd., Woodbury, NY 11797 Tel. 516-677-0200 FAX 516-677-0380

FOR IMMEDIATE RELEASE

Financial Contact:  Debra Wasser, VP of IR & Corp. Comm., 516-677-0200, x1472

Trade Contact: Fran Brennen, Senior Director of Marcom, 516-677-0200 x1222

VEECO REPORTS SECOND QUARTER AND SIX MONTH 2004 RESULTS

Results Were Above Prior Quarter and Prior Year and at High-End of Guidance

Woodbury, NY, July 26, 2004 –Veeco Instruments Inc. (Nasdaq: VECO) today announced its financial results for the second quarter and six months ended June 30, 2004. Veeco reports its results on a GAAP basis, and also provides results excluding certain charges. Investors should refer to the attached table for further details of the reconciliation of GAAP operating income (loss) to earnings excluding certain charges.

Highlights

Veeco’s second quarter 2004 sales were $102.9 million with net income of $1.6 million or earnings per diluted share of $0.05 per share. Earnings excluding certain charges were $0.15 per diluted share.  The Company’s second quarter orders were $124.7 million.  The Company’s second quarter guidance (provided on April 26, 2004) was: revenues of $95 to $100 million, earnings per diluted share of $0.01-$0.04, earnings excluding certain charges of between $0.11 and $0.14 per diluted share, and orders of between $120-$125 million.

Edward H. Braun, Veeco’s Chairman and Chief Executive Officer, commented, “We are pleased to report that Veeco’s second quarter 2004 orders, revenue and earnings all exceeded the prior year and prior quarter, and met or exceeded our guidance as we continue to experience a multi-market recovery in our core semiconductor, compound semiconductor/wireless and data storage markets.”

Veeco’s second quarter revenues of $102.9 million increased 9% sequentially from $94.5 million in the first quarter, and included revenue growth in both Process Equipment and Metrology product lines, as well as sequential increases from the data storage (up 13%), semiconductor (up 17%) and compound semiconductor/wireless (up 19%) markets. Compared with the second quarter of 2003, Veeco’s revenues increased 40% and EBITA (earnings excluding certain charges before interest, taxes and amortization) nearly tripled from $3.2 million in the second quarter of 2003 to $9.3 million in the second quarter of 2004.  Veeco’s backlog at the end of the quarter was approximately $164 million. Veeco’s balance sheet remains strong and the Company generated $5.6 million in cash during the quarter.”

Mr. Braun continued, “Our second quarter orders of $124.7 million were up 7% sequentially due to strength in both the compound semiconductor/wireless market (up 31% sequentially) and the semiconductor market (up 121% sequentially). This strong performance included $42.4 million in second quarter 2004 orders for Veeco’s TurboDisc® metal organic chemical vapor deposition (MOCVD) products required for high brightness light-emitting diode (HB-LED) manufacturing and a quarterly record $13.7 million in orders for automated atomic force microscopes (AFM) used by worldwide semiconductor customers for their in-line, 90nm metrology at etch, chemical mechanical planarization (CMP) and photomask steps.  Veeco’s data storage orders decreased 41% sequentially following a record first quarter, and orders for our scientific research products were up 8% due to normal seasonal increases in university and research buying patterns.”

Second Quarter 2004 Results

Veeco’s sales for the second quarter of 2004 were $102.9 million, a 40% increase from the $73.4 million reported for the second quarter of 2003 and a 9% sequential increase from the $94.5 million reported in the first quarter of 2004.  Metrology sales were $42.3 million and Process Equipment sales were $60.6 million.  Veeco’s sales by market in the second quarter of 2004 were 34% data storage, 15% semiconductor, 24% compound semiconductor/wireless and 27% scientific research.  Revenues by region were 37% U.S., 30% Asia Pacific, 18% Europe and 15% Japan.

Veeco’s orders for the second quarter of 2004 were $124.7 million, a 95% increase from the $64.0 million reported in the second quarter of 2003 and up 7% sequentially from the $117.1 million reported last quarter.  Second quarter 2004 Metrology orders were $42.0 million and Process Equipment orders were $82.7 million. Veeco’s orders by market in the second quarter were 21% data storage, 18% semiconductor, 41% compound semiconductor/wireless and 20% scientific research. Orders by region were 46% U.S., 11% Europe, 28% Asia Pacific and 15% Japan. The Company’s second quarter book-to-bill ratio was 1.2 to 1.0.

Veeco’s second quarter 2004 operating income was $4.7 million compared with an operating loss of $0.7 million in the second quarter of 2003.  Veeco’s second quarter 2004 EBITA was $9.3 million compared to $3.2 million in the second quarter of 2003. Veeco’s second quarter 2004 net income was $1.6 million, or earnings per share of $0.05, compared to a net loss of $1.1 million (($0.04) per share) in the second quarter of 2003.  Excluding certain charges, second quarter 2004 earnings were $0.15 per diluted share compared to $0.03 per diluted share a year ago.

First Half 2004 Results

Veeco’s sales for the first half of 2004 were $197.4 million, a 42% increase from the $139.2 million reported in the first half of 2003.  Metrology sales in the first half of 2004 were $83.8 million and Process Equipment sales were $113.6 million.  Veeco’s sales by market for the first half of 2004 were 34% data storage, 15% semiconductor, 23% compound semiconductor/wireless and 28% scientific research.

Veeco’s orders for the first half of 2004 were $241.8 million, a 77% increase from the $136.7 million reported in the first half of 2003.  First half 2004 Metrology orders were $73.9 million and Process Equipment orders were $167.9 million. Veeco’s orders by market in the first half of 2004 were 30% data storage, 13% semiconductor, 37% compound semiconductor/wireless and 20% scientific research. The Company’s first half book-to-bill ratio was 1.2 to 1.0.

Veeco’s operating income for the first half of 2004 was $5.8 million compared with an operating loss of $1.5 million in the first half of 2003.  Veeco’s first half 2004 EBITA was $16.7 million compared to $6.2 million in the first half of 2003. Veeco’s first half 2004 net income was $0.9 million, or $0.03 per diluted share, compared to a net loss of $2.8 million (($0.10) per share) in the first half of 2003.  Excluding certain charges, first half 2004 earnings were $0.26 per diluted share compared to $0.06 per diluted share a year ago.

Veeco’s Outlook

Veeco’s strong backlog provides it with added visibility, and therefore the Company is providing both a forecast for the third quarter and an initial outlook for the fourth quarter, as follows:

Q3 2004 Forecast:  Veeco currently forecasts that third quarter 2004 bookings will be in the range of $125-$130 million and that third quarter 2004 sales will be in the range of $105-$110 million.  The

Company currently forecasts that it will earn between $0.06 and $0.09 per diluted share on a GAAP basis, and between $0.15 and $0.18 per diluted share, excluding amortization of $4.4 million, using a 35% tax rate.

Q4 2004 Outlook: Veeco currently expects fourth quarter sales in the range of $115-$125 million, earnings between $0.20 and $0.25 per diluted share on a GAAP basis, and between $0.29 and $0.34 per diluted share, excluding amortization of $4.4 million, using a 35% tax rate.  Veeco plans to provide an updated fourth quarter forecast when it announced third quarter results.

Mr. Braun concluded, “We see continued strength in orders, revenue and earnings through the third and fourth quarters based upon opportunities across the data storage, semiconductor, wireless (HB-LEDs) and scientific research markets. The growth in laptop and mobile PCs, together with a new generation of wireless, digital consumer electronic products (I-pod, camera cell phones, video players, etc) which represent the convergence of small format data storage microdrives, semiconductor technology, compound semiconductor blue/green HB-LEDs and high frequency devices, will drive increased use of Veeco’s Process Equipment (MOCVD, PVD, IBD, IBE) and Metrology (AFM, optical) products in both research and production applications.”

Investor Conference Call/ Webcast

Veeco will host an investor conference call this morning, July 26, at 10 am ET to review these second quarter results.  You may listen to the call live at 1-877-888-4034 or through an audio webcast at http://www.veeco.com (Investor Information).  This call will be archived for future reference.  A replay of the conference call will also be available starting this afternoon through August 2, 2004 at 888-203-1112 (code 107692) or on the Veeco Web site.

About Veeco

Veeco Instruments Inc. provides solutions for nanoscale applications in the worldwide semiconductor, data storage, compound semiconductor/wireless and scientific research markets. Our Metrology products are used to measure at the nanoscale and our Process Equipment tools help create nanoscale devices. Veeco’s manufacturing and engineering facilities are located in New York, New Jersey, California, Colorado, Arizona and Minnesota. Global sales and service offices are located throughout the United States, Europe, Japan and Asia Pacific. Additional information on Veeco can be found at http://www.veeco.com/.

To the extent that this news release discusses expectations about market condition, market acceptance and future sales of Veeco’s products, Veeco’s future financial performance, or otherwise makes statements about the future, such statements are forward-looking and are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made.  These factors include the challenges of continuing weakness in end market conditions and the cyclical nature of the compound semiconductor/wireless, data storage, semiconductor and research markets, risks associated with integrating acquired businesses and the acceptance of new products by individual customers and by the marketplace and other factors discussed in the Business Description and Management’s Discussion and Analysis sections of Veeco’s Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and current reports on Form 8-K.

Veeco Instruments Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003

Net sales	$102,884	$73,449	$197,371	$139,228
Cost of sales	57,541	40,655	112,191	75,228
Gross profit	45,343	32,794	85,180	64,000

Costs and expenses:
Selling, general and administrative expense	21,849	17,899	41,960	34,814
Research and development expense	14,578	11,708	28,623	23,866
Amortization expense	4,575	3,159	9,471	6,301
Other income, net	(355)	(22)	(641)	(895)
Merger and restructuring expense	—	789	—	1,457

Operating income (loss)	4,696	(739)	5,767	(1,543)

Interest expense, net	2,239	1,886	4,438	3,653

Income (loss) before income taxes	2,457	(2,625)	1,329	(5,196)

Income tax provision (benefit)	876	(1,490)	452	(2,364)
Net income (loss)	$1,581	$(1,135)	$877	$(2,832)

Earnings (loss) per common share:
Net income (loss) per common share	$0.05	$(0.04)	$0.03	$(0.10)
Diluted net income (loss) per common share	$0.05	$(0.04)	$0.03	$(0.10)

Weighted average shares outstanding	29,649	29,247	29,608	29,236
Diluted weighted average shares outstanding	30,177	29,247	30,252	29,236

Veeco Instruments Inc.

Reconciliation of operating income (loss) to earnings excluding certain charges

(In thousands, except per share data)

(Unaudited)

	Three months ended June 30,			Six months ended June 30,
	2004	2003		2004		2003

Operating income (loss)	$4,696	$(739)		$5,767		$(1,543)

Adjustments:

Amortization expense	4,575	3,159		9,471		6,301

Restructuring expense	—	789	(1)	—		1,457	(1)

Purchase accounting adjustments	—	—		1,498	(2)	—

Earnings excluding certain charges before interest, income taxes and amortization (“EBITA”)	9,271	3,209		16,736		6,215

Interest expense, net	2,239	1,886		4,438		3,653

Earnings excluding certain charges before income taxes	7,032	1,323		12,298		2,562

Income tax provision at 35%	2,461	463		4,304		897

Earnings excluding certain charges	$4,571	$860		$7,994		$1,665

Earnings excluding certain charges per diluted share	$0.15	$0.03		$0.26		$0.06

Diluted weighted average shares outstanding	30,177	29,480		30,252		29,434

(1) The $0.8 million restructuring charge in the second quarter of 2003 and the $1.5 million restructuring charge for the six months ended June 30, 2003 is comprised of severance costs relating to the reduction in work force announced in the fourth quarter of 2002.

(2) The $1.5 million in purchase accounting adjustments for the six months ended June 30, 2004 is for the required adjustments to gross profit to reflect the required capitalization of profit in inventory and permanent elimination of certain deferred revenue from the TurboDisc and Aii acquisitions.

NOTE - The above reconciliation is intended to present Veeco’s operating results, excluding certain charges and providing income taxes at a 35% statutory rate. This reconciliation is not in accordance with, or an alternative method for, generally accepted accounting principles in the United States, and may be different from similar measures presented by other companies. Management of the Company evaluates performance of its business units based on EBITA, which is the primary indicator used by management to plan and forecast future periods. The presentation of this financial measure facilitates meaningful comparison with prior periods, as management of the Company believes EBITA reports baseline performance and thus provides useful information.

Veeco Instruments Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	June 30, 2004	December 31, 2003
	(unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$117,415	$106,830
Accounts receivable, net	93,419	69,890
Inventories	108,073	97,622
Prepaid expenses and other current assets	10,172	15,823
Deferred income taxes	30,049	24,693
Total current assets	359,128	314,858

Property, plant and equipment, net	73,496	72,742
Goodwill	72,989	72,989
Long-term investments	7,992	12,376
Deferred income taxes	16,071	18,136
Other assets, net	97,141	105,363
Total assets	$626,817	$596,464

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$28,691	$19,603
Accrued expenses	46,500	31,616
Deferred profit	4,641	2,140
Current portion of long-term debt	343	333
Income taxes payable	4,328	3,700
Total current liabilities	84,503	57,392

Long-term debt	229,760	229,935
Other non-current liabilities	2,872	2,808
Total non-current liabilities	232,632	232,743

Shareholders’ equity	309,682	306,329
Total liabilities and shareholders’ equity	$626,817	$596,464